Exhibit 99.1

May 6, 2009

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

•	Consolidated revenue of $148.7 million
•	Adjusted EBITDA of $46.4 million
•	Net income of $0.4 million or $0.00 per diluted share

ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported first quarter 2009 revenues of $148.7 million, an increase of 10.4 percent over the first quarter of 2008. First quarter 2009 earnings before interest, taxes, depreciation, amortization and adjusted for share-based compensation and non-cash contribution (adjusted EBITDA) totaled $46.4 million. Adjusted EBITDA increased $7.3 million or 18.5 percent from the first quarter of 2008. The increase in revenues and adjusted EBITDA was attributable to growth in all segments except network access. Network access revenues and EBITDA decreased, as expected, due to the transition of AT&T Mobility off of GCI’s network beginning in the third quarter of 2008.

GCI’s first quarter 2009 net income is $0.4 million, or earnings per diluted share of $0.00 and is unchanged from the same period of 2008.

First quarter 2009 revenues increased $2.0 million, an increase of 1.4 percent over total revenues of $146.6 million in the fourth quarter of 2008. Adjusted EBTIDA increased $6.6 million, or 16.5 percent, over adjusted EBITDA of $39.9 million, also in the fourth quarter of 2008.

“Driven by strong metrics across all categories GCI turned in its best ever first quarter with revenue increasing more than 10 percent, adjusted EBITDA up more than 18 percent and an increase of nearly 50,000 in total customer relationships," said GCI president Ron Duncan. “A data base correction after the quarter's end reduced wireless subscribers by 2,800 but we still added 8,800 net new subscribers for the quarter and ended the quarter with more than 105,000 wireless customers. Best of all, our momentum is continuing into the current quarter.”

“Our wireless transition is virtually complete. We have fewer than 500 customers left to transition. That is less than one tenth of the number we originally expected to lose during the transition. Conversions will be completed before the end of the current quarter. The employees who designed and implemented this process deserve significant commendation. The transition was well executed and we now anticipate the total transition costs will be about $3 million which is less than 40 percent of the outside amount we originally expected. Many of the transitioning customers left our service centers with brand new cell phones and new service agreements. The increase in our wireless customers and the success of our transition clearly demonstrates that our statewide wireless rollout has been well received by Alaskans.”

“We have seen no material change in Alaska’s economy since the beginning of the year,” Duncan added. “It continues to be stable and has not yet experienced the significant contraction in consumer spending that has depressed activity in the rest of the country. While the unemployment rate in Alaska is similar to that in the rest of the country, the Alaska Department of Labor’s March estimates of Alaska job growth remains positive at 0.7 percent compared to a national decrease of 3.6 percent. Year-over-year employment in Alaska is up 2,100 jobs and is expected to remain stable for 2009. While we’re mindful of the national recession and cautious about the future--especially the longer term--we don’t believe that current conditions will imperil this year’s plans. GCI is on track to meet its 2009 financial guidance which anticipates revenues of $615 million to $625 million and adjusted EBITDA of approximately $200 million.”

Highlights
•	GCI added 8,800 wireless subscribers in the first quarter of 2009. Wireless subscribers totaled 105,100 at the end of the quarter.

•
GCI began converting its GSM wireless customers during September, 2008. The total number of conversions currently remaining is less than 500 subscribers. The company expects to have the conversion completed before the end of the second quarter of 2009.

•
Consumer revenues totaled $70.7 million, an increase of 15.2 percent over the first quarter of 2008 and an increase of 7.7 percent over the fourth quarter of last year. The year-over-year increases in revenues were primarily from voice, video, data and wireless products and services. Consumer revenues also benefited from a $1.5 million out of period USF adjustment due to a regulatory change occurring in the first quarter of 2009.

•
GCI local access lines increased by 1,100 over the fourth quarter of 2008. Consumer, network access, commercial and other local access lines totaled 141,900 at the end of the first quarter of 2009, representing an estimated 34 percent share of the total access line market in Alaska.

•
GCI has provisioned 101,500 access lines representing 71 percent of its total access lines on its own facilities at the end of the first quarter of 2009, an increase of 1,700 lines over the fourth quarter of 2008 and an increase of 30,000 lines when compared to the end of the first quarter of the prior year. The company had provisioned 71,500 access lines on its own facilities at the end of the first quarter of 2008.

•
GCI had 104,500 consumer and commercial cable modem access customers at the end of the first quarter of 2009, an increase of 1,200 over the 103,300 cable modem customers at the end of the fourth quarter 2008. Average monthly revenue per cable modem totaled $40.97 for the first quarter of 2009 as compared to $36.71 in the prior year, an increase of 11.6 percent and is up slightly over $40.74 for the fourth quarter of 2008. The increase in average monthly revenues arises primarily from customers upgrading to plans with increased levels of service.

•	GCI had 150,000 basic video subscribers at the end of the first quarter of 2009, an increase of 3,300 over the first quarter of 2008 and an increase of 2,300 over the fourth quarter of 2008.

Consumer
Consumer revenues increased 15.2 percent to $70.7 million compared to $61.4 million in the first quarter of 2008 and increased 7.7 percent over the fourth quarter of 2008. The year-over-year increases in revenue were primarily from voice, video, data and wireless products. Consumer revenues also benefited from a $1.5 million out of period USF adjustment due to a regulatory change occurring in the first quarter of 2009.

Consumer voice revenues were up 17.5 percent over the prior year and 21.2 percent from the fourth quarter of 2008. The increase in voice revenues in the first quarter is primarily due to the increase in customers purchasing voice services in existing and newly served markets and a $0.7 million out of period USF adjustment. Consumer local access lines in service for the first quarter were up approximately 4,600 lines over the first quarter of 2008. Access lines in the first quarter increased by 700 over the fourth quarter of 2008.

GCI serves 69,900 consumer access lines on its own facilities, an increase of 1,200 lines over the fourth quarter of 2008. More than 85 percent of total consumer access lines are completely provisioned on GCI owned facilities.

Consumer video revenues increased 6.7 percent over the prior year and decreased 1.1 percent from the fourth quarter of 2008. The increase in year-over-year revenue is due in part to an increase in subscribers purchasing higher tier services including high definition or digital service and renting high definition/digital video recorders. The sequential decrease in consumer video revenues is due to a transfer of approximately 2,900 video subscribers from the consumer segment to the commercial segment during the first quarter of 2009. Consumer video subscribers totaled 130,000 at the end of the first quarter of 2009.

Consumer data revenues increased 16.5 percent over the prior year and 2.6 percent over the fourth quarter of 2008. The increase in consumer data revenues is due to an increase in cable modem customers and an increase in average monthly revenue per modem subscriber. The increase in average monthly revenues arises in part from customers upgrading to plans with increased levels of service. During the first quarter the consumer segment transferred 1,400 cable modems to the commercial segment. GCI added 4,800 consumer cable modem customers over the prior year and cable modem customer counts increased by 1,300 on a sequential basis over the fourth quarter of 2008, not including the modems transferred during the first quarter of 2009.

Consumer wireless revenues increased to $17.7 million, an increase of 28.1 percent over the first quarter of 2008. The increase in wireless revenues is primarily due to an increase in wireless subscribers and a $0.8 million out of period USF adjustment. Consumer has added more than 24,000 wireless lines in service from the end of the first quarter a year ago, an increase of 33.0 percent.

Network Access
Network access revenues decreased 15.3 percent to $33.2 million as compared to $39.2 million in the first quarter of 2008 and decreased 2.3 percent from the fourth quarter of 2008. The decrease in revenues is primarily attributed to the expected migration of AT&T Mobility traffic from the company’s network.

Voice revenues, as expected, decreased 34.7 percent from the prior year and 3.9 percent from the fourth quarter of 2008. The decrease in voice revenues and corresponding minutes as compared to the prior year is primarily due to the migration of AT&T Mobility traffic. Minutes for the first quarter of 2009 increased 3.3 percent from the fourth quarter of 2008.

Data revenues for the first quarter of 2009 were up 6.6 percent over the first quarter 2008 and decreased 2.6 percent from the fourth quarter of 2008.

Wireless revenues, primarily related to roaming traffic, increased $0.5 million over the prior year and increased $0.3 million sequentially.

Commercial
Commercial revenues increased 5.3 percent to $28.0 million as compared to $26.6 million in the first quarter of 2008 and decreased 8.1 percent from $30.5 million in the fourth quarter of 2008. Commercial revenues decreased sequentially primarily due to a decrease in video advertising and time and materials revenues. Commercial revenues also benefitted from a $0.4 million out of period USF adjustment from a regulatory change occurring in the first quarter of 2009.

Voice revenues increased 10.7 percent over the prior year primarily due to an increase in local access lines in service and the out of period USF adjustment. Long distance minutes decreased 2.0 percent from the prior year and increased 5.5 percent over the fourth quarter of 2008. GCI increased commercial local access lines by 3,400 over the first quarter of 2008 and 700 when compared to the fourth quarter of 2008.

Commercial video revenues increased 12.6 percent on a year-over-year and decreased 22.2 percent on a sequential basis. The year-over-year increase in revenues is due to the previously mentioned transfer of 2,900 subscribers from the Consumer segment. The decrease in revenues is due mostly to a decrease in advertising revenues.

Commercial data revenues in the first quarter of 2009 totaled $16.5 million, an increase of 1.9 percent when compared to $16.2 million in the first quarter of 2008. Data revenues decreased $2.9 million or 13.7 percent, when compared to $19.1 million in the fourth quarter of 2008.

Commercial data revenues comprise $9.7 million in monthly recurring charges for data services and $6.8 million in charges billed on a time and materials basis largely for personnel providing on-site customer support. This latter category can vary significantly based on project activity. For the first quarter of 2009 monthly recurring data revenues increased by approximately $0.4 million when compared to the first quarter and declined $0.2 million compared to the fourth quarter of 2008.

Wireless revenues totaled $1.4 million for the first quarter, an increase of 7.0 percent over the prior year and an increase of 4.5 percent over the fourth quarter of 2008. GCI had 8,000 commercial wireless subscribers at the end of the first quarter, an increase of 400 subscribers over the fourth quarter of 2008.

Managed Broadband
            Managed broadband revenues totaled $10.6 million in the first quarter of 2009, an increase of 41.0 percent over $7.5 million in the first quarter of 2008. Revenue for the first quarter was up 5.1 percent over the $10.1 million reported in the fourth quarter of 2008. A significant portion of the increased revenues on a year-over-year basis are a result of the acquisition of Unicom in the prior year.

Regulated Operations
Regulated operations revenues totaled $6.2 million and adjusted EBITDA totaled $1.5 million for the first quarter of 2009. Regulated operations has 11,900 local access lines at the end of the first quarter of 2009, a decrease of 200 access lines from the fourth quarter of 2008.

Other Items
During the first quarter of 2009 GCI’s capital expenditures totaled $24.4 million as compared to $40.4 million in the fourth quarter of 2008.

While the company believes that the financial results included in this news release are materially correct, the company's auditors have not yet concluded all aspects of their review of our financial statements. Accordingly, the financial results included herein should be considered preliminary and may be subject to change following conclusion of the review.

GCI will hold a conference call to discuss the quarter’s results on Thursday, May 7, 2009 beginning at 2 p.m. (Eastern). To access the briefing on May 7, dial 800-779-1163 (International callers should dial 1-630-395-0230) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-508-6487, access code 7461 (International callers should dial 203-369-1908.)

GCI is the largest telecommunications company in Alaska. The company’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network, which connects not only Anchorage but also Fairbanks, and Juneau/Southeast to the lower 48 states with a diversely routed, protected fiber network. The company’s satellite network provides communications services to small towns and villages throughout rural Alaska. GCI is in the process of constructing Alaska’s first truly statewide mobile wireless network, which will seamlessly link urban and rural Alaska for the first time in the state’s history.

           A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about the company can be found at www.gci.com.

The foregoing contains forward-looking statements regarding the company’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results may differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)	(Preliminary)
	March 31,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$25,510	29,904

Receivables	105,706	113,136
Less allowance for doubtful receivables	2,946	2,582
Net receivables	102,760	110,554

Inventories	8,299	7,085
Deferred income taxes	7,034	7,843
Prepaid expenses	6,424	5,960
Investment securities	1,349	1,563
Other current assets	1,228	647
Total current assets	152,604	163,556

Property and equipment in service, net of depreciation	796,044	793,051
Construction in progress	45,204	54,098
Net property and equipment	841,248	847,149

Cable certificates	191,565	191,565
Goodwill	68,477	66,868
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	21,019	22,976
Deferred loan and senior notes costs, net of amortization	6,142	6,496
Other assets	10,772	10,724
Total other assets	323,942	324,596
Total assets	$1,317,794	1,335,301

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)	(Preliminary)
	March 31,	December 31,
Liabilities and Stockholders' Equity	2009	2008

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$12,951	12,857
Accounts payable	31,608	40,497
Deferred revenue	22,100	22,095
Accrued payroll and payroll related obligations	18,045	22,632
Accrued liabilities	13,396	11,043
Accrued interest	3,768	10,224
Subscriber deposits	1,386	1,262
Total current liabilities	103,254	120,610

Long-term debt	706,076	708,406
Obligations under capital leases, excluding current maturities	92,874	94,029
Obligation under capital lease due to related party, excluding current maturity	1,870	1,868
Deferred income taxes	85,897	86,187
Long-term deferred revenue	51,358	49,998
Other liabilities	15,078	15,288
Total liabilities	1,056,407	1,076,386

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 49,843 and 50,062 shares at March 31, 2009 and December 31, 2008, respectively; outstanding 49,568 and 49,593 shares at March 31, 2009 and December 31, 2008, respectively	150,078	151,262

Class B. Authorized 10,000 shares; issued 3,203 shares at March 31, 2009 and December 31, 2008; outstanding 3,201 shares at March 31, 2009 and December 31, 2008; convertible on a share-per-share basis into Class A common stock	2,706	2,706

Less cost of 277 and 283 Class A and Class B common shares held in treasury at March 31, 2009 and December 31, 2008, respectively	(2,377)	(2,462)

Paid-in capital	29,491	27,233
Retained earnings	81,489	80,176
Total stockholders' equity	261,387	258,915

Total liabilities and stockholders' equity	$1,317,794	1,335,301

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
	(Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands, except per share amounts)	2009 (preliminary)	2008

Revenues	$148,689	134,674

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	47,857	51,311
Selling, general and administrative expenses	56,586	46,406
Depreciation and amortization expense	30,734	27,243
Operating income	13,512	9,714

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(12,647)	(8,908)
Interest income	8	81
Other expense, net	(12,639)	(8,827)

Income before income tax expense	873	887

Income tax expense	519	1,427

Net income (loss)	354	(540)

Net income attributable to the non-controlling interest	-	976

Net income attributable to General Communication, Inc.	$354	436

Basic net income per share of Class A and Class B common stock:
Basic net income attributable to General Communication, Inc. common stockholders per common share	$0.01	0.01

Diluted net income per share of Class A and Class B common stock:
Diluted net income attributable to General Communication, Inc. common stockholders per common share	$0.00	0.00

Common shares used to calculate basic EPS	52,657	52,545

Common shares used to calculate diluted EPS	53,033	52,545

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2009						First Quarter 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$ 13,915	14,334	7,984	-	6,169	42,402	$ 11,844	21,942	7,214	-	-	41,000
Video	27,370	-	2,050	-	-	29,420	25,647	-	1,820	-	-	27,467
Data	11,762	17,954	16,515	10,610	-	56,841	10,096	16,839	16,209	7,526	-	50,670
Wireless	17,672	911	1,443	-	-	20,026	13,796	393	1,348	-	-	15,537
Total	70,719	33,199	27,992	10,610	6,169	148,689	61,383	39,174	26,591	7,526	-	134,674

Cost of goods sold	23,403	6,684	13,355	2,689	1,726	47,857	24,701	10,255	14,071	2,284	-	51,311

Contribution	47,316	26,515	14,637	7,921	4,443	100,832	36,682	28,919	12,520	5,242	-	83,363

Less SG&A	29,486	10,275	9,723	4,191	2,911	56,586	25,353	9,587	8,612	2,855	-	46,407
Non-controlling interest	-	-	-	-		-	429	383	165	-	-	977
EBITDA	17,830	16,240	4,914	3,730	1,532	44,246	11,758	19,715	4,073	2,387	-	37,933

Add share-based compensation	765	553	326	158	-	1,802	496	422	252	90	-	1,260
Add non-cash contribution adjustment	183	126	61	30	-	400	-	-	-	-	-	-
Adjusted EBITDA	$ 18,778	16,919	5,301	3,918	1,532	46,448	$ 12,254	20,137	4,325	2,477	-	39,193

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2009						Fourth Quarter 2008
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$ 13,915	14,334	7,984	-	6,169	42,402	$ 11,482	14,918	7,307	-	6,465	40,172
Video	27,370	-	2,050	-	-	29,420	27,682	-	2,636	-	-	30,318
Data	11,762	17,954	16,515	10,610	-	56,841	11,465	18,439	19,135	10,094	-	59,133
Wireless	17,672	911	1,443	-	-	20,026	15,022	621	1,381	-	-	17,024
Total	70,719	33,199	27,992	10,610	6,169	148,689	65,651	33,978	30,459	10,094	6,465	146,647

Cost of goods sold	23,403	6,684	13,355	2,689	1,726	47,857	20,889	8,041	16,214	2,310	1,444	48,898

Contribution	47,316	26,515	14,637	7,921	4,443	100,832	44,762	25,937	14,245	7,784	5,021	97,749

Less SG&A	29,486	10,275	9,723	4,191	2,911	56,586	30,165	12,493	9,910	3,548	3,114	59,230
Add other income (expense)	-	-	-	-	-	-	(217)	-	-	-	-	(217)
EBITDA	17,830	16,240	4,914	3,730	1,532	44,246	14,380	13,444	4,335	4,236	1,907	38,302

Add share-based compensation	765	553	326	158	-	1,802	683	580	334	134	-	1,731
Add non-cash contribution adjustment	183	126	61	30	-	400	(66)	(59)	(25)	(10)	-	(160)
Adjusted EBITDA	$ 18,778	16,919	5,301	3,918	1,532	46,448	$ 14,997	13,965	4,644	4,360	1,907	39,873

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				March 31, 2009		March 31, 2009
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2009	2008	2008	2008	2008	2008	2008
Consumer
Voice
Long-distance subscribers	88,700	90,400	88,600	(1,700)	100	-1.9%	0.1%
Total local access lines in service	81,400	76,800	80,700	4,600	700	6.0%	0.9%
Local access lines in service on GCI facilities	69,900	55,500	68,700	14,400	1,200	25.9%	1.7%

Video
Basic subscribers	130,000	130,700	132,500	(700)	(2,500)	-0.5%	-1.9%
Digital programming tier subscribers	76,100	68,100	71,900	8,000	4,200	11.7%	5.8%
HD/DVR converter boxes	72,100	55,400	67,800	16,700	4,300	30.1%	6.3%
Homes passed	229,700	225,700	229,300	4,000	400	1.8%	0.2%

Data
Cable modem subscribers	94,300	90,900	94,400	3,400	(100)	3.7%	-0.1%

Wireless
Wireless lines in service	97,100	73,000	88,700	24,100	8,400	33.0%	9.5%

Network Access Services
Data:
Total ISP access lines in service	1,700	2,600	1,800	(900)	(100)	-34.6%	-5.6%

Commercial
Voice:
Long-distance subscribers	9,700	10,400	9,700	(700)	-	-6.7%	0.0%
Total local access lines in service	46,900	43,500	46,200	3,400	700	7.8%	1.5%
Local access lines in service on GCI facilities	18,000	13,400	17,200	4,600	800	34.3%	4.7%

Video
Hotels and mini-headend subscribers	18,300	14,000	13,200	4,300	5,100	30.7%	38.6%
Basic subscribers	1,700	2,000	2,000	(300)	(300)	-15.0%	-15.0%
Total basic subscribers	20,000	16,000	15,200	4,000	4,800	25.0%	31.6%

Data
Cable modem subscribers	10,200	8,800	8,900	1,400	1,300	15.9%	14.6%

Wireless
Wireless lines in service	8,000	7,200	7,600	800	400	11.1%	5.3%

Regulated Operations
Voice:
Total local access lines in service	11,900	NA	12,100	NA	(200)	NA	-1.7%

				March 31, 2009		March 31, 2009
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2009	2008	2008	2008	2008	2008	2008
Consumer
Voice
Long-distance minutes carried (in millions)	29.6	33.7	31.8	(4.1)	(2.2)	-12.2%	-6.9%

Video
Average monthly gross revenue per subscriber	$ 69.50	$ 66.09	$ 69.67	$ 3.41	$ (0.17)	5.2%	-0.2%

Wireless
Average monthly gross revenue per subscriber	$ 58.63	$ 59.25	$ 53.55	$ (0.62)	$ 5.08	-1.0%	9.5%

Network Access Services
Voice
Long-distance minutes carried (in millions)	200.4	314.6	194.1	(114.2)	6.3	-36.3%	3.2%

Commercial
Voice:
Long-distance minutes carried (in millions)	32.2	32.8	30.5	(0.6)	1.7	-1.8%	5.6%

Total
Long-distance minutes carried (in millions)	262.2	381.1	256.4	(118.9)	5.8	-31.2%	2.3%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31, 2009	March 31, 2008	December 31, 2008
Net income (loss) attributable to General Communication, Inc.	$0.4	0.4	(4.4)
Net income attributable to the non-controlling interest	---	(1.0)	---
Net income (loss)	0.4	(0.6)	(4.4)
Income tax expense (benefit)	0.5	1.4	(3.7)
Income (loss) before income tax expense (benefit)	0.9	0.8	(8.1)

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	12.6	8.9	15.6
Interest income	---	---	0.3
Other	---	---	0.2
Other expense, net	12.6	8.9	16.1

Operating income	13.5	9.7	8.0
Depreciation and amortization expense	30.7	27.2	30.5
Net income attributable to the non-controlling interest	---	1.0	---
Other	---	---	(0.2)

EBITDA (Note 2)	44.2	37.9	38.3
Share-based compensation expense	1.8	1.3	1.7
Non-cash contribution adjustment	0.4	---	(0.1)
Adjusted EBITDA (Note 1)	$46.4	39.2	39.9

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation expense and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income (Loss), Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense (Benefit), and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income (loss), operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.